Exhibit 10.10

COLE HAAN

45 WEST 10th STREET

NEW YORK NY 10011

COLEHAAN.COM

August 25, 2017

Thomas Linko

Dear Tom,

This letter supersedes the offer letter provided to you on August 3, 2017.

Congratulations! We are pleased to present you with Cole Haan LLC’s (the Company) offer for the position of Chief Financial Officer. We believe that your experience and talents are valuable to Cole Haan and we are excited that you will be joining the team. If you decide to join us, you will receive an annualized salary of $460,000.00, less applicable withholdings, which will be paid on a bi-weekly basis in accordance with the Company’s normal payroll procedures.

As a Cole Haan employee, you will be eligible to participate in the Company’s annual bonus plan (“Annual Bonus Plan”) beginning in the 2018 fiscal year. The criterion for receiving a bonus under the Annual Bonus Plan includes the Company’s achievement of established performance targets and your job performance (as determined at the Company’s sole discretion). Your target bonus under the Annual Bonus Plan is 30% of your fiscal year earnings. Your bonus under the Annual Bonus Plan, if any, is not earned until paid and is subject to change at the sole discretion of management.

Subject to the Company’s Board of Directors approval, you will also, be granted equity equal to 30,000 Class B Units of Calceus Topco, LP. The terms and conditions of this equity award are set forth in the Unit Grant Agreement that will be provided to you separately.

As an employee, you are also eligible to enroll in certain employee benefits including health, dental, and vision insurance, which are typically available as of your start date with the Company. You will have access to your Benefit Enrollment/Information Guide and the Benefit Enrollment system within the Employee Portal on your start date of employment. You will have 31 days from your start date to complete your benefit enrollment. You should note that the Company may modify benefits from time to time as it deems necessary. As agreed, you will be eligible to accrue for up to 160 hours of PTO during your first two years of employment with the Company.

Please note your employment with the Company is at-will and for no specified period. If the company (or any successor corporation) terminates your employment other than due to your disability or death, or terminates your employment without “Cause” or for “Good Reason” (as defined below), then subject to execution of a release of claims in the form provided by the Company, you shall receive continued payments of your base salary for twelve (12) months.

•	Cause: Termination for “Cause” shall include termination of employment due to:

(i)	insubordination;

(ii)	acts of dishonesty;

(iii)	conviction or a plea of nolo contendere of a felony;

(iv)

involvement in illegal activities where such involvement in illegal activities violates the Company policies, places the Company at legal or financial risk or has or could damage the Company’s reputation in the community;

(v)	violation of the Company’s anti-harassment or anti-discrimination policy;

(vi)	gross neglect of your duties;

(vii)	willful misconduct; or,

(viii)	breach of the other provisions in this letter

•

Good Reason: Upon written notice by :Employee for “Good Reason,” which shall mean the occurrence of any of the following acts or events without Employee’s prior, written consent and which act or event is not cured in all material respects within thirty (30) days written notice from Employee specifically identifying the basis on which Employee believes he has Good Reason to terminate:

(i)	a material diminution in Employee’s job duties or authorities;

(ii)	a reduction in Employee’s Base Salary; or,

(iii)	a breach by Company of any material provision of this letter

As a further condition of your employment, you will be required to sign and comply with the Cole Haan LLC At-Will Employment, Confidential Information, and Invention Assignment Agreement, which includes prohibiting you from soliciting Company employees for a period of twelve (12) months, and from competing against the Company for twelve (12) months after your employment with the Company terminates. Per the agreement, competitors of the Company may be conducting business in the footwear, apparel, and/or accessories businesses.

The Company reserves the right to conduct drug tests, background investigations, and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of any such tests, investigations, or checks. Additionally, this offer of employment to you is contingent upon your confirming in writing that you are no longer subject to any restriction or agreement with Kate Spade (or any other entity) that would prohibit you from joining Cole Haan. It is further agreed between you and Cole Haan that prior to and during your potential employment with Cole Haan, you will not disclose to Cole Haan or anyone employed at Cole Haan any confidential information of Kate Spade (or any other entity). In the event you do not begin employment with Cole Haan (in accordance with the foregoing) by a date mutually agreed to by you and Cole Haan, such date to be agreed upon by the parties no later than on or about September 22, 2017, this offer of employment will be rescinded and Cole Haan will have no obligations to you under this offer letter or otherwise.

On your first day of work, you will meet with Human Resources for orientation and to complete any paperwork accessary to process the start of your employment. On your first day, please bring documentation to prove your identity and eligibility to work in the United States; please see the USCIS website (https://www.uscis.gov/i-9central/acceptable-documents).

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and bring a copy with you on your first day.

As a New York State hire, you must also sign and complete the Notice Of Acknowledgement Of Pay Rate And Paydate on your first day of employment.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews, whether written or oral. This letter, including, but not limited to, it’s at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Human Resources Officer or General Counsel and you.

Tom, I feel that you have a great deal to contribute to our team and I look forward to a mutually rewarding association.

Sincerely,

/s/ Jack Boys
Jack Boys
Chief-Executive Officer

Acknowledged and Accepted:

/s/ Thomas Linko
Thomas Linko

Sept. 22, 2017
Date

COLE HAAN LLC

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION. AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with Cole Haan LLC, its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following provisions of this Cole Haan LLC At-Will Employment, Confidential Information, and Invention Assignment Agreement (this “Agreement”):

1.	AT-WILL EMPLOYMENT

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED TERM AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE CEO OF COLE HAAN LLC. ACCORDINGLY, I ACKNOWLEDGE THAT MY EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT MY OPTION OR AT THE OPTION OF THE COMPANY, WITH OR WITHOUT NOTICE. I FURTHER ACKNOWLEDGE THAT THE COMPANY MAY MODIFY JOB TITLES, SALARIES, AND BENEFITS FROM TIME TO TIME AS IT DEEMS NECESSARY.

2.	CONFIDENTIALITY

A. Definition of Confidential Information. I understand that “Company Confidential Information” means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with the Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company to me; (ii) becomes publicly known or made generally available after disclosure by the Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

B. Nonuse and Nondisclosure. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not (i) use Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment, or (ii) disclose Company Confidential Information to any third party without the prior written authorization of the CEO or the Board of Directors of the Company, Prior to disclosure when compelled by applicable law; I shall provide prior written notice to the CEO and General Counsel of Cole Haan LLC (as applicable). I agree that I obtain no title to any Company Confidential Information, and that as between the Company and myself, Cole Haan LLC retains all Confidential Information as the sole property of Cole Haan LLC. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that my obligations under this Section 2.B shall continue after termination of my employment.

C. Former Employer Confidential Information. I agree that during my employment with the Company, I will not knowingly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep in confidence. I further agree that I will not knowingly bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party,

D. Third Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my intentional or willful use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

3.	OWNERSHIP

A. Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and all copyrightable material, notes, records, ideas, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of the Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing that relate to product categories offered for sale by Cole Haan (collectively “Inventions”) are the sole property of Cole Haan LLC. I also agree to promptly make full written disclosure to Cole Haan LLC of any Inventions, and to deliver and assign and hereby irrevocably assign fully to Cole Haan LLC all of my right, title and interest in and to Inventions. I agree that this assignment includes a present conveyance to Cole Haan LLC of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

B. Pre-Existing Materials. I will inform Cole Haan LLC in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company (“Prior Inventions”) into any Invention or otherwise utilizing any such Prior Invention in the course of my employment with the Company I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without Cole Haan LLC’s prior written permission. I have attached hereto as Exhibit A, a list describing all Prior Inventions or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement. For the avoidance of doubt, Company agrees that I do not have to inform Company in writing, or otherwise, of any updates to Prior Inventions.

C. Moral Rights. Any assignment to Cole Haan LLC of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between the Company and myself, the records are and will be available to and remain the sole property of Cole Haan LLC at all times.

E. Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section 3.E shall continue after the termination of this Agreement.

F. Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to Cole Haan LLC in Section 3.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in- fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

4.	CONFLICTING OBLIGATIONS

A. Current Obligations. I agree that during tire term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

B. Prior Relationships. Without limiting Section 4.A, I represent and warrant that I have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement, or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall I otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, re-seller, supplier, vendor or contractor.

C. Acknowledgements. I acknowledge that I will derive significant value from the Company’s agreement to provide me with Company Confidential information to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for the Company’s exclusive benefit and my obligations not to compete and not to solicit contained in subsections (A) and (B) above, is necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company. I also acknowledge the time, geographic and scope limitations of my obligations under subsections (A) and (B) above are fair and reasonable in all respects, especially in light of the Company’s need to protect Company Confidential Information and the international scope and nature of the Company’s business, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company or solicit others during the period and within the Territory as described above. In the event of my breach or violation of this Section 6, or good faith allegation by the Company of my breach or violation of this Section 6, the restricted periods set forth in this Section 6 shall be tolled until such breach or violation, or dispute related to an allegation by the Company that I have breached or violated this Section 6, has been duly cured or resolved, as applicable.

D. Separate Covenants. The covenants contained in subsections (A) and (B) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsections (A) and (B) above. If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be revised, or if revision is not permitted it shall be eliminated from this Agreement, to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of subsections (A) and (B) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, I and the Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

E. Additional Consideration. As additional consideration for the Covenant Not To Compete described above in subsection (A), should the Company terminate my employment without Cause (as defined below) and elect to enforce the Covenant Not To Compete in subsection (A) above, for each month that the Company elects to enforce the Covenant Not To Compete it shall make a lump sum payment to me within ten (10) business days after the end of each such month equal to 1/12 of my annualized salary prior to termination. Should the Company terminate my employment for Cause, no additional consideration will be owed or paid to me under this Agreement and the Covenant Not To Compete will remain enforceable. Should I resign from my employment with the Company for any reason and the Company elects to enforce the Covenant Not To Compete in subsection (A) above, for each month that the Company elects to enforce the Covenant Not To Compete it shall make a lump sum payment to me within ten (10) business days after the end of each such month equal to 1/24 of my annualized salary prior to termination. For purposes of this Agreement only, termination for “Cause” shall include termination of my employment due to my: (i) insubordination, (ii) acts of dishonesty, (iii) conviction or a plea of nolo contendere of a felony, (iv) involvement in illegal activities where such involvement in illegal activities violates the Company policies, places the Company at legal or financial risk, or has or could damage the Company’s reputation in the community, (v) violation of the Company’s anti-harassment or antidiscrimination policy, (vi) gross neglect of my duties, (vii) willful misconduct, or (viii) breach of the other provisions in this Agreement. Nothing in this entire Section or Agreement shall alter the employment-at-will relationship between the Company and me, I acknowledge that I will not receive both (x) severance payments under an express or implied, written or unwritten, Company severance policy (to the extent a plan or policy exists), and (y) payments under this Section. Accordingly, for the period during which I am paid under this Section, I agree to waive and, thus, forfeit any payment or entitlement to payment of severance under any express or implied, written or unwritten, Company severance policy during the same period. For example, if the Company pays me under this Section for 12 months and I would otherwise be entitled to 14 months of severance under a Company severance policy, I will only receive 2 months of severance pay confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

5.	RETURN OF COMPANY MATERIALS

Upon separation from employment with the Company, on the Company’s earlier request during my employment, or at any time subsequent to my employment upon demand from the Company, I will immediately deliver to Cole Haan LLC, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 3.D. I also consent to an exit interview to confirm my compliance with this Section 5.

6.	COVENANT NOT TO COMPETE AND NO SOLICITATION

A. Covenant Not to Compete. I agree that during the course of my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company, whether I resign voluntarily or am terminated by the Company involuntarily, I will not, without the prior written consent of the Company, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate myself with, any business whose business, products or operations are in any respect competitive with or otherwise similar to the Company’s business. For illustrative purposes only, examples of such companies include, but are not limited to, the following: Coach, Kenneth Cole, Polo/Ralph Lauren, Stuart Weitzman, Tory Burch, Marc Jacobs, Michael Kors, Nine West, Kate Spade, Tod’s, Wolverine World Wide, Timberland, Steve Madden, Puma, Stride Rite, Sketchers, Adidas, Reebok, Nike, Converse, Ferragamo, and Frye. The foregoing covenant shall cover my activities in every part of the Territory. “Territory” shall mean (i) all counties in the state in which Employee primarily works; (ii) all other states of the United States of America from which the Company derived revenue or conducted business at any time during the two-year period prior to the date of the termination of my relationship with the Company; and (iii) any other countries from which the Company derived revenue or conducted business at any time during the two-year period prior to the date of the termination of my relationship with the Company.

B. No Solicitation.

(1) Non-Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company, whether I resign voluntarily or am terminated by the Company involuntarily, I will not directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of the Company to leave their employment with the Company, nor will I contact any employee of the Company, or cause an employee of the Company to be contacted, for the purpose of leaving employment with the Company.

(2) Non-Solicitation of Others. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company, whether I resign voluntarily or am terminated by the Company involuntarily, I will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, re-seller, supplier, vendor or contractor who conducted business with the Company at any time during the two year period preceding the termination of my employment with the Company, to under the severance policy after the Company ceases payment under this Section. If, for example, the Company pays me under this Section for 12 months and I would otherwise be entitled to 8 months of severance, I will forfeit all 8 months of the severance pay to which I would otherwise be entitled. This Section does not guarantee that the Company will offer me any severance pay in the event of the termination of my employment or that the Company will have any express or implied, written or unwritten, Company severance policy in effect at the time my employment with the Company terminates.

F. Accounting of Profits. I agree that, if I should violate any term of this entire Section, the Company shall be entitled to an accounting of all profits, compensation, commissions, remuneration or benefits which I directly or indirectly have realized and/or may realize as a result of, or in connection with, any such violation and such profits, compensation, commissions, remuneration or benefits shall be disgorged from me and paid to Cole Haan LLC (including my repayment to the Company of any additional consideration paid by the Company pursuant to subsection (E) above). Such remedy shall be in addition to, and not in limitation of, any injunctive relief or other rights or remedies to which the Company may be entitled at law or in equity.

7.	NOTIFICATION OF NEW EMPLOYER

In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

8.	REPRESENTATIONS

Without limiting my obligations under Section 3.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

9.	AUDIT

I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, network, email, handheld device, telephone, voicemail, or documents owned by the Company (“Company Systems”). All information, data, and messages created, received, sent, or stored in Company Systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items arid Company Systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. If I wish to use a device that I own to conduct Company business (“Personal Devices”), I must first obtain the Company’s written permission. To the extent that I use any Personal Devices to conduct Company business, all information, data, and messages created, received, sent, or stored in the Personal Devices that related to the Company’s business (including planned future business) are, at all times, the property of the Company. As such, the Company has the right to a reasonable audit and search of any Personal Devices, upon reasonable notice to me, to review, copy, or delete all information, data, and messages created, received, sent, or stored in the Personal Devices that related to the Company’s business (including planned future business) and to otherwise ensure compliance with the Company’s policies. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all network traffic to and from any computer I may use. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, ail news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

10.	Miscellaneous

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of New York without regard to New York’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than New York. To the extent-that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in New York for any lawsuit filed against me by the Company.

B. Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. Notwithstanding anything to the contrary herein, Cole Haan LLC may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Cole Haan LLC’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated.

C. Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the CEO of Cole Haan LLC and me. Waiver by Cole Haan LLC of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Survivorship, The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

Date:	Sept. 22, 2017	/s/ Thomas Linko
Thomas Linko

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description
☒ No inventions or improvements ☐ Additional Sheets Attached

Date:	Sept. 22, 2017	/s/ Thomas Linko
Thomas Linko